Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Angi Inc. 2017 Stock and Annual Incentive Plan of our reports dated February 20, 2026 with respect to the consolidated financial statements of Angi Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Angi Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York
June 10, 2026